Item 30. Exhibit (g) i. a.

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

___________________________________________________________________________

NOTE: certain information enclosed within brackets
has been excluded from this exhibit because it is
both (i) not material and (ii) would likely cause
competitive harm to the registrant if publicly disclosed.
___________________________________________________________________________

EXECUTION VERSION

AUTOMATIC QUOTA SHARE, FACULTATIVE AND AUTOMATIC EXCESS YRT REINSURANCE AGREEMENT

by and between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

and

THE CANADA LIFE ASSURANCE COMPANY,
operating through its U.S. Branch

Effective Date: November 21, 2020

Coverage: Apex Variable Universal Life

TAI Code: [_____]

Reinsurer Agreement # [_____]

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

ARTICLE 1: PREAMBLE

Section 1.1 – Parties to this Agreement

This is an automatic quota share, facultative and automatic excess YRT reinsurance agreement (the “Agreement”) solely between Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts (“Ceding Company”) and The Canada Life Assurance Company, a corporation organized under the laws of Canada, operating through its U.S. branch in the State of Michigan, (the “Reinsurer”). The Ceding Company and the Reinsurer may be referred to individually as a “Party” or collectively as the “Parties”.

The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relationship between the Reinsurer and any other party, including but not limited to, the insured, owner, beneficiary, or assignee of any insurance policy of a Ceding Company.

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes, with respect to its subject, any prior oral or written agreements.

Commencing on the Effective Date, the Reinsurer shall provide reinsurance coverage to the Ceding Company subject to the provisions of this Agreement on the basis stated hereinafter in the attached Articles, Exhibits and Addendums. These Articles, Exhibits, and Addendums or parts thereof may be changed or modified upon written agreement between the Ceding Company and the Reinsurer.

ARTICLE 2: DEFINITIONS

Section 2.1 – Definitions

Accelerated Death Benefit shall have the meaning set forth in the Policy.

Agreement shall have the meaning set forth in Section 1.1.

Application for Facultative Reinsurance shall be an application providing information substantially similar to that set forth in Exhibit D.

Automatic Binding Limit shall have the meaning set forth in Section 2.c of Exhibit B.

Automatic Excess shall apply when the Automatic Quota Share exceeds the Ceding Company’s retention limits shown in Exhibit A.

Automatic Quota Share shall mean the fixed percentage of each individual risk as set forth in Section 2 of Exhibit B.

Breach of Security shall have the meaning set forth in Section 24.1.

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

CCPA shall mean the California Consumer Privacy Act of 2018, Cal. Civ. Code §§ 1798.100 et seq., as amended, and any rules and regulations issued thereunder.

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Ceding Company shall have the meaning set forth in Section 1.1.

Claim Expenses shall have the meaning set forth in Section 11.5.

Company Information shall have the meaning set forth in Exhibit I.

Confidential Information shall have the meaning set forth in Section 21.1.

DAC Tax Election shall have the meaning set forth in Article 16.

Effective Date shall have the meaning set forth in Section 23.1.

Errors and Omissions shall have the meaning set forth in Article 19.

Face Amount shall have the meaning set forth in the underlying Policy.

Independent Arbitrator shall have the meaning set forth in Section 20.1.

Jumbo Limit shall have the meaning set forth in Section 3 of Exhibit B.

Jumbo Exposure shall have the meaning set forth in Section 3 of Exhibit B.

Minimum Initial Cession Amount shall have the meaning set forth in Section 4 of Exhibit B.

OFAC shall have the meaning set forth in Section 15.5.

Party, or collectively Parties, shall have the meaning set forth in Section 1.1.

Personal Information shall have the meaning set forth in Section 24.1.

Policy shall mean the variable universal life insurance policy issued to the Policy Owner.

Policy Net Amount at Risk shall have the meaning set forth in Section 6.1.

Policy Owner shall mean the person who owns the Policy.

Reinsurer shall have the meaning set forth in Section 1.1.

Reinsurer’s Share shall have the meaning set forth in Exhibit B.2.

Reserve Credit shall have the meaning set forth in Section 12.1.

Termination Date shall have the meaning set forth in Section 23.3.

Underwriting Guidelines are set forth in Exhibit C.

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ARTICLE 3: AUTOMATIC REINSURANCE

Section 3.1 – Automatic Reinsurance

Subject to the Ceding Company’s right to elect facultative coverage in accordance with Section 4.1, the Ceding Company shall automatically cede on an automatic quota share basis and/or automatic excess basis, if applicable, to the Reinsurer reinsurance of that portion of individual life Policies and supplemental benefits or riders as specified in Exhibit B - Plans Covered and Binding Limits, and the Reinsurer shall automatically accept such reinsurance that meets the following requirements:

a.	The individual risk must be underwritten by the Ceding Company in accordance with its standard underwriting practices and guidelines. A copy of the Ceding Company’s current underwriting guidelines is attached as Exhibit C - Underwriting Guidelines. Risks falling into any other special reinsurance or underwriting programs will be excluded from this Agreement.
b.	The mortality rating on the individual risk must not exceed [_____]% (Table [_____]), or its equivalent on a flat extra premium basis.
c.	The Jumbo Exposure of the life must not exceed the Jumbo Limit where Jumbo Exposure and Jumbo Limit are defined in Exhibit B - Plans Covered and Binding Limits.
d.	The maximum amounts of insurance to be automatically reinsured on the individual risk must not exceed the reinsurance limits specified in Exhibit B - Plans Covered and Binding Limits.
e.	The individual risk must be a resident of the United States or its territories, or Canada. Foreign business for “A” and “B” countries only may be considered as specified in Exhibit C-1 – Foreign Guidelines.

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

f.	The individual risk shall not have been submitted on a facultative basis by the Ceding Company to the Reinsurer or other reinsurers within the last [_____] unless the reason for any prior submission was solely for capacity (the largest amount of insurance the Ceding Company or the Reinsurer is willing and able to underwrite, including the amount the Ceding Company retains and the amounts for which the Ceding Company has automatically bound the Reinsurer) that may now be accommodated within the terms of this Agreement. The [_____] will be measured from the initial facultative submittal date of the last reinsurer for the prior Policy to the Application Data Entry date (ADE) for the new Policy. If a submitted risk is placed on a facultative basis, subsequent facultative changes to the Policy such as improved underwriting class changes that are not initiated by the Ceding Company shall not be considered facultative submittals for purposes of this rule.
g.	The Policy has not been issued as a result of a table shave.

Section 3.2 – Retained Amounts

On each individual life, the Ceding Company shall retain the amounts of insurance as specified in Exhibit B - Plans Covered and Binding Limits. The Ceding Company may not reduce its retained amount below [_____] on the business covered hereunder without the Reinsurer’s written consent. If the Ceding Company reduces its retained amount below the amounts specified in Exhibit B – Plans Covered and Binding Limits, but equal to or above [_____], the Ceding Company will provide advance written notice to the Reinsurer detailing any such change.

The Ceding Company’s retention on facultative Policies will be determined at issue on a case by case basis.

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ARTICLE 4: FACULTATIVE REINSURANCE

Section 4.1 – Facultative Reinsurance

The Ceding Company may submit, on a facultative basis, life insurance risks for plans and eligible Policies as set forth in Exhibit B - Plans Covered and Binding Limits, if the requirements for automatic reinsurance are not met, or if the requirements for automatic reinsurance are met but it prefers to apply for facultative reinsurance.

A facultative application shall be made that is in substantial accord with Exhibit D – Facultative Submission Form and shall be accompanied by copies of all the Ceding Company’s pertinent papers relating to the insurability of the risk. The Reinsurer shall give immediate consideration to a facultative application and notify the Ceding Company as soon as possible in writing (via mail, fax, or e-mail) of its underwriting offers.

Any subsequent information received by the Ceding Company before issue that is pertinent to the risk assessment will be immediately transmitted to the Reinsurer. Failure to provide the information as outlined above will render any facultative reinsurance on the Policy voidable.

The minimum Face Amount of a Policy that the Reinsurer will consider on a facultative basis is $[_____].

Professional Athletes of any of the four major U.S. professional sports – National Football League (NFL), National Basketball Association (NBA), Major League Baseball (MLB) and National Hockey League (NHL) will be submitted to the Reinsurer on a facultative basis.

ARTICLE 5: COMMENCEMENT OF LIABILITY

Section 5.1 – Automatic Reinsurance

The liability of the Reinsurer for reinsurance ceded automatically shall commence simultaneously with that of the Ceding Company’s liability.

The liability of the Reinsurer for reinsurance ceded automatically shall terminate simultaneously with that of the Ceding Company’s liability, except as otherwise specified in this Agreement.

The Reinsurer agrees to accept reinsurance coverage for Policies [_____].

In no event shall the automatic reinsurance be binding unless the Ceding Company was properly authorized to do business in the jurisdiction of the reinsured Policies.

Section 5.2 – Facultative Reinsurance

The Reinsurer shall have no liability on a facultative submission by a Ceding Company until an offer to reinsure has been made by the Reinsurer and accepted in writing (via mail, fax, or e-mail) by the Ceding Company. The Reinsurer’s offer shall expire on the earlier of (a) the end of [_____]

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calendar days from the date of the Reinsurer’s offer or such date as may be specified in the Reinsurer’s approval to extend its offer and (b) the date the Reinsurer receives notice from the Ceding Company of the withdrawal of its application. The terms of the Reinsurer’s offer will supersede the terms of this Agreement to the extent of any conflict between the two; otherwise the terms of this Agreement will apply.

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

The Ceding Company’s facultative placement rule is based on a combination of inputs including competitiveness, timeliness and profitability.

The liability of the Reinsurer for reinsurance ceded facultatively shall terminate simultaneously with that of the Ceding Company’s liability, except as otherwise specified in this Agreement.

In no event shall the facultative reinsurance be inforce and binding unless (i) the insurance issued by the Ceding Company is inforce and (ii) the issuance and delivery of such insurance constituted the doing of business in a jurisdiction in which the Ceding Company was properly authorized to do business.

The amount of facultative reinsurance inforce under this Agreement shall be maintained inforce without reduction so long as the amount of insurance carried by the Ceding Company on the life remains inforce without reduction, except as otherwise specified in this Agreement.

Section 5.3 – Temporary Insurance Agreement

The Reinsurer shall not be liable for benefits paid under the Ceding Company’s temporary insurance agreement unless all the conditions for automatic reinsurance coverage are met. The pre-issue liability applies only once on any given life no matter how many agreements were issued or initial premiums were accepted by the Ceding Company. After the effective date of the new life insurance Policy, no reinsurance benefits are payable under this pre-issue coverage provision. The Reinsurer’s liability under the Ceding Company’s temporary insurance agreement is limited to the lesser of a., b. and c. below:

a.	The Automatic Binding Limits in Exhibit B – Plans Covered and Binding Limits.
b.	The amount for which the Ceding Company is liable less its retention, less any amount of reinsurance with other reinsurers.
c.	The Reinsurer’s Share of Temporary Insurance Agreement (TIA) maximum amount (TIA maximum amount currently is $[_____]).

ARTICLE 6: REINSURED RISK AMOUNT

Section 6.1 – Life

For the purpose of this Agreement, except as noted below, the Policy Net Amount at Risk shall be calculated as the [_____].

With respect to applicable reinsured conversions only, Exhibit H – Special Net Risk Calculations defines special methods for calculating the net amount at risk in addition to the paragraph above in this Article.

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ARTICLE 7: PREMIUM ACCOUNTING

Section 7.1 – Determination of Premium

Reinsurance premiums shall be determined in accordance with Exhibit E – Reinsurance Premiums and Allowances.

Premium rates for renewals are calculated using the [_____].

If the Ceding Company’s Policy is issued with a table rated substandard premium, the premiums shown in Exhibit E – Reinsurance Premiums and Allowances will apply. If the Ceding Company’s Policy is issued with a flat extra premium, the premiums shown in Exhibit E – Reinsurance Premiums and Allowances will apply.

Section 7.2 – Payment of Premium

Reinsurance premiums shall be paid by the Ceding Company annually in advance on a Policy year basis for each reinsured Policy. Such payment for Policies with anniversaries in any calendar month shall accompany the monthly statement as provided in this Article. Premiums shall be calculated by applying the premium rates per thousand to the net amount at risk as described in Exhibit E – Reinsurance Premium and Allowances. The premium rates per thousand are those specified in Exhibit E – Reinsurance Premium and Allowances. The rates in Exhibit E – Reinsurance Premium and Allowances, shall apply to [_____]. On any payment date under Section 8.1, monies payable between the Reinsurer and the Ceding Company under this Agreement may be netted to determine the payment due.

Terminated risks may be reinstated by paying in full all of the unpaid reinsurance premiums for the risks inforce prior to the termination. The amounts due to the Reinsurer will correlate with the amounts collectible under the Policy. The Reinsurer shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the date on which the Reinsurer receives all required back premiums.

If the Ceding Company overpays a premium and the Reinsurer accepts the overpayment, the Reinsurer’s acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, the Reinsurer will be liable to the Ceding Company for a credit in the amount of the overpayment. The Ceding Company reserves the right to charge interest from the time the overpayment was discovered until the time the credit was applied at the [_____].

Section 7.3 – Termination for Failure to Pay Premiums

If premiums are [_____] calendar days past due, the premiums will be considered in default and the Reinsurer may terminate the affected reinsurance upon [_____] calendar days prior written notice; provided however that the Ceding Company may avoid termination

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

of the affected reinsurance pursuant to this Section by paying all undisputed amounts that are due before the expiration of the [_____] calendar day notice period. The Reinsurer will have no further liability as of the Termination Date. The Ceding Company will be liable for the prorated premiums to the Termination Date.

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The Reinsurer reserves the right to charge interest at the [_____]when:

a.	renewal premiums are not paid within [_____] calendar days of the due date; or
b.	premiums for New Business are not paid within [_____] calendar days of the date the Policy is issued.

Such interest shall accrue from and including the date when such premiums are overdue as specified in (a) or (b), as applicable, to but excluding the date that such premiums are actually paid.

Section 7.4 – Reinsurance Premium Rate Guarantee

The Reinsurer guarantees the premium rate for [_____]. The maximum reinsurance premiums are [_____].

In the event that the reinsurance rates charged to a Policy under this Agreement reach $[_____], then the Ceding Company [_____].

If the Reinsurer increases reinsurance premium rates, the Ceding Company [_____]. The Reinsurer may only increase premium rates after [_____] calendar days advance written notice is provided to the Ceding Company. The Ceding Company must notify the Reinsurer [_____] within [_____] calendar days of the effective date of the rate change.

ARTICLE 8: REPORTING

Section 8.1 – Reporting and Administration

The Ceding Company shall be responsible for the administration of the reinsured Policies. The Ceding Company may, at its option, subcontract its obligations under this Agreement to any affiliate or third party administrator which the Ceding Company has decided to utilize in the administration of any of its business. The reporting period shall be monthly. At the end of each reporting period the Ceding Company shall prepare and send to the Reinsurer a statement, in substantial accord with Exhibit G – Reporting Requirements, reporting reinsurance premiums due on each new risk and for renewals of Policies whose anniversary date falls within the reporting period. Any premium adjustments and refunds due because of terminations, reinstatements, reissues and other changes during the reporting period shall also be listed. New reinsurance shall be reported on the report next following the time that the reinsured Policy has been reported as delivered and paid for.

The statement described above shall be furnished to the Reinsurer within [_____] calendar days after the end of each reporting period and shall be accompanied by payment of any net amount due the Reinsurer as shown on the statement. If any reinsurance premium is not paid within the allotted time set forth in Section 7.3, the Reinsurer has the right to terminate its liability on the reinsurance risks

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on the statement by giving [_____] calendar days advance written notice to the Ceding Company. If the net amount due to the Reinsurer is not paid by the close of the [_____] day period following the notice, the Reinsurer’s liability shall terminate for the aforementioned risks. Regardless of these terminations, the Ceding Company shall be liable to the Reinsurer for all unpaid reinsurance premiums earned by them.

The Ceding Company agrees that it will not [_____].

For the annual confirmation of NAIC Reserves, reporting will identify principle based reserve (“PBR”) versus non-PBR reserves starting in 2021.

Section 8.2 – Financial Statement Accounting

Each Party acknowledges to the other that it is responsible for ensuring that the accounting and tax treatment it has adopted for this Agreement, and the transactions contemplated hereunder, complies with all relevant accounting, tax, and regulatory standards applicable to it. Each Party must consult with its own accounting, tax, and legal advisers to determine the proper accounting, tax, and regulatory treatment for this Agreement and the transactions contemplated hereunder. A Party has no duty or responsibility to inquire, investigate, or verify the accounting treatment which the other Party adopts.

ARTICLE 9: REDUCTIONS, TERMINATIONS AND CHANGES

Section 9.1 – Reductions and Terminations

The Ceding Company shall notify the Reinsurer of all Policy terminations and changes that affect the reinsurance. Unearned reinsurance premiums on such terminations or changes shall be refunded to the Ceding Company.

If any portion of the Ceding Company’s insurance risk is terminated, the reinsurance shall be reduced by a proportionate amount. If there are other reinsurers, each one shall share in the reduction according to its proportion of the total reinsurance.

Reinsurance shall be terminated on any Policy where the net amount at risk reinsured is less than $[_____], rounded to the nearest dollar.

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

The premium payable to the Reinsurer or premium refunds due to the Ceding Company shall be based on the exact number of days of effective insurance coverage upon termination or other change.

If the Policy continues inforce without payment of premium during any days of grace pending its termination, whether such continuance be as a result of a Policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Ceding Company’s risk terminates.

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Section 9.2 – Increases

If the insurance reinsured under this Agreement increases and the increase is subject to new underwriting, the increase shall be handled in the same manner as a new Policy and the provisions of Article 3 - Automatic Reinsurance shall apply to the increase in reinsurance.

For Policies reinsured on an automatic basis, if the increase is not subject to new underwriting evidence, the Reinsurer shall accept automatically the increase in reinsurance, not to exceed the automatic binding limit specified in Exhibit B – Plans Covered and Binding Limits.

For Policies reinsured on a facultative basis, reinsurance will be limited to the ultimate amount as set out in the Reinsurer’s facultative offer.

Section 9.3 – Risk Classification Changes

If the Policy Owner requests a change in risk classification, such as a table rating reduction or removal of a flat extra, the Ceding Company shall underwrite such change in accordance with its Underwriting Guidelines.

Risk classification changes on Policies reinsured on a facultative basis will be subject to the Reinsurer’s prior written approval.

Upon a change of risk classification, the Ceding Company shall determine the reinsurance premium for the Policy using point-in-scale reinsurance premium rates at the revised underwriting classification. The Reinsurer shall refund unearned reinsurance premium paid by the Ceding Company upon the change of risk classification in accordance with Article 7 – Premium Accounting.

Section 9.4 – Reinstatement of Lapsed Policies

If a Policy was reinsured on an automatic basis, reinsurance shall be reinstated automatically if the original insurance is reinstated according to the Policy provisions and rules of the Ceding Company.

The Ceding Company shall pay all back reinsurance premiums to the Reinsurer in the same manner as it received insurance premiums under the reinstated Policy.

If a Policy was originally reinsured on a facultative basis, and if the reinstatement occurs [_____] days or more after the Policy has lapsed, copies of the application for reinstatement, any personal declaration or medical examination and any other underwriting document will be forwarded by the Ceding Company to the Reinsurer. The Reinsurer will notify the Ceding Company promptly of its acceptance or declination of the application for reinstatement.

The Reinsurer will have no liability for any claims incurred on or after the date of termination for Policies in which reinstatement was considered but not yet approved prior to date of death in accordance with the terms set out herein.

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Section 9.5 – Non-Forfeiture Benefits

If a Policy reinsured under this Agreement lapses to extended term or paid-up insurance, the Reinsurer shall share in an adjustment in the amount of reinsurance on the Policy in the same proportion as the reinsurance amount had to the insurance amount immediately prior to the Policy lapsing.

ARTICLE 10: CHANGES OF PLAN

Section 10.1 – Contractual or Non-Contractual Changes of Plan

Term conversions or other contractual or non-contractual replacements or any such changes in the insurance reinsured under this Agreement, shall, for the purposes of this Agreement, be categorized as a conversion or an exchange.

If a term policy or term rider is not originally reinsured under this Agreement, the conversion of that term policy or term rider will not be reinsured.

Section 10.2 – Conversions

The term “conversion” shall be defined as the change of a permanent product under this Agreement into a permanent product without underwriting at the time the change occurs. Conversions are permitted during the conversion period, which lasts from the [_____] to the earlier of the [_____] or the [_____].

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

a.	[_____]

[_____] shall continue to be reinsured [_____] under this Agreement using the YRT rates in Exhibit E - Reinsurance Premiums and Allowances, except for [_____], which shall not be reinsured under this Agreement.

b.	[_____]

For [_____], the [_____] shall continue to be reinsured [_____] under this Agreement using the YRT rates in Exhibit E - Reinsurance Premiums and Allowances and the [_____] shall not be reinsured under this Agreement.

Section 10.3 – Replacements or Exchanges

The term “exchange” or “replacement” shall be defined as 1) the change of a term product reinsured under this Agreement into another term product with new underwriting at the time the change occurs, or 2) the change of a permanent product reinsured under this Agreement into a permanent product with new underwriting at the time the change occurs. Exchanges or replacements (including exchanges into joint life products when one life is not underwritten) shall not be reinsured under this Agreement.

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ARTICLE 11: CLAIMS

Section 11.1 – Coverage/Notice

The Reinsurer shall reimburse the Ceding Company in accordance with the terms of this Agreement for the Reinsurer’s proportionate share of benefits on Policies specified in Exhibit B – Plans Covered and Binding Limits. The Ceding Company will send to the Reinsurer copies of the claim information, and any other information the Ceding Company may possess pertinent to the claim that the Reinsurer may request. The Ceding Company agrees that [_____].

Section 11.2 – Claim Payments

The Reinsurer upon receipt of the claim information on claims incurred outside of the contestable period shall promptly make payment in settlement of the reinsurance under a claim approved and paid by the Ceding Company for a reinsured risk hereunder. The settlement made by the Ceding Company shall be unconditionally binding upon the Reinsurer whether or not the claim payment is made under the strict Policy conditions or compromised for a lesser amount. The payment to the Ceding Company will include interest as described in Section 11.7 of this Article. The Reinsurer shall make settlement in a lump sum regardless of the method of settlement under the Policy.

Section 11.3 – Proofs

The Ceding Company shall furnish the Reinsurer with copies of the proofs of claims on all coverages with Face Amounts greater than $[_____] and any other documentation that might reasonably be requested by the Reinsurer.

For incontestable claims with Face Amounts of $[_____] or less, the Ceding Company will not be required to submit copies of the proofs of claims. For all contestable claims and deaths occurring outside of the U.S. or Canada, however, the Ceding Company will send to the Reinsurer a copy of all non-privileged documents in connection with the claim including the underwriting file and any investigative reports available.

Section 11.4 – Contestable Claims

The Ceding Company and the Reinsurer will be bound by the applicable suicide and contestable period and limitations in accordance with state law or the Policy form, whichever governs. If a claim is contestable, the Ceding Company shall send to the Reinsurer the contestable claims documentation as required in this Agreement, by any of the following means: secure email, express mail, or any other means agreed upon by both Parties. If the Ceding Company sends the documentation via secure email, it shall submit said information for each claim directly to the Reinsurer in accordance with a “list of claims personnel”1 that is provided by the Reinsurer. The Reinsurer has complete responsibility for the Reinsurer’s review of each claim and must communicate its decision whether to contest or pay the

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claim in writing (email is acceptable) to the Ceding Company within [_____] business days from the day in which the Reinsurer received the final documentation. If the Reinsurer does not communicate its decision in writing (email is acceptable) to the Ceding Company regarding whether to contest or pay the claim during the stated time period, the Ceding Company shall proceed to settle, contest or deny the claim without requiring further input from the Reinsurer. The final determination on the claim will be made exclusively by the Ceding Company and shall be binding on the Reinsurer and any other reinsurers affected by the claim. The Ceding Company will promptly advise the Reinsurer of all significant developments in the claim investigation and in any litigation that arises in response to the denial of the claim.

Alternatively, if the Reinsurer declines to be a Party to the contest, compromise, or litigation the Reinsurer shall pay the Ceding Company its share of the reinsured net amount at risk, interest and routine investigative expenses to date and thereby be fully discharged of any further liability and subsequent expenses and will not share in any subsequent reduction or increase in liability. The Reinsurer must convey this decision in writing (email is acceptable) within the time period specified above. If the Reinsurer accepts participation and the Ceding Company’s contest, compromise, or litigation results in a reduction or increase in liability, the Reinsurer will share proportionately in any such reduction or increase.

1 The “list of Reinsurer claims personnel” mentioned herein can be updated by sending written notice of a new contact list to the normal Ceding Company claims contacts without a formal amendment, email is acceptable. The Reinsurer has responsibility for updating and maintaining this list. The list may contain one or two individual email addresses and/or a group email folder.

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

Section 11.5 – Claim Expenses

Unless the Reinsurer opted out pursuant to the provisions in the paragraph above, the Reinsurer shall share in the claim expenses of any contest or compromise of a claim in the same proportion that the net amount at risk reinsured with the Reinsurer bears to the total net amount at risk of the Ceding Company under all Policies on that life being contested or compromised by the Ceding Company and shall share in the total amount of any reduction in liability in the same proportion. For example, litigation expenses related to the contestable claim are considered claim expenses. Routine expenses incurred in the normal settlement of uncontested claims, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to Policy proceeds or benefits which the Ceding Company admits are payable and compensation of salaried officers and employees of the Ceding Company shall not be considered claim expenses.

Section 11.6 – Misstatement of Age or Gender

In the event of an increase or reduction in the amount of the Ceding Company’s insurance on any Policy reinsured hereunder because of a misstatement of age or sex being established after the death of the insured, the Ceding Company and the Reinsurer shall share in such increase or reduction in proportion to their respective amounts at risk under such Policy.

Section 11.7 - Interest

The Reinsurer shall reimburse the Ceding Company for its proportionate share of any interest paid on claims by the Ceding Company for the period preceding the Reinsurer’s payment of its share of the claim. Interest shall be calculated from the date of death to the date of remittance to the beneficiary, to a court, to a state’s unclaimed property division, or if the claim proceeds go under settlement option, from the date of death to the date the supplemental account is opened. Adjustment to reinsurance premiums in such case will be made without interest.

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On claims paid by the Reinsurer, in addition to the interest paid to the beneficiary on the claim, if the period of time between when the Ceding Company pays the claim and the Reinsurer reimburses the Ceding Company (provided the Reinsurer has received satisfactory claims proof) exceeds [_____] calendar days, the Ceding Company reserves the right to charge interest if there are no outstanding discussions regarding such claims, (at the [_____] on the date the Ceding Company pays the claim) from the day the Ceding Company paid the claim to the day the Reinsurer reimburses the Ceding Company.

Section 11.8 – Extra-contractual Obligations

In no event will the Reinsurer participate in extra-contractual damages, such as punitive or compensatory damages, awarded against the Ceding Company as the result of an act, omission or course of conduct committed by the Ceding Company in connection with the reinsurance under this Agreement except as follows. For death claim denials, if the Reinsurer was an active Party and affirmed the act, omission or course of conduct of the Ceding Company in writing which resulted in the assessment of extra contractual damages, the Reinsurer shall share in the payment of these damages in proportion to the reinsurance provided under the Agreement. Notwithstanding anything stated herein, this Agreement will not apply to and the Reinsurer will not be liable for any Extra Contractual damages incurred by the Ceding Company as a result of any fraudulent and / or criminal act by any employee or officer of the Ceding Company or an agent representing the Ceding Company, acting individually, collectively or in collusion in the presentation, defense, or settlement of any claim.

ARTICLE 12: CREDIT FOR REINSURANCE

Section 12.1 – Credit for Reinsurance

Life insurance shall be reinsured on a yearly renewable term (YRT) basis for the net amount at risk under the Policy reinsured. The Reinsurer shall hold and maintain all licenses and authorizations required under applicable law to enable the Ceding Company to obtain full statutory reserve credit on its financial statements for the reinsurance ceded under this Agreement (“Reserve Credit”). The Reinsurer will hold and the Ceding Company will take credit for, statutory reserves using the required methodology and the current prevailing valuation mortality table and the prevailing statutory interest rate. The Reinsurer agrees to take all actions to ensure that the Ceding Company will receive Reserve Credit in all jurisdictions where it files statutory financial statements and is authorized to do business.

Section 12.2 – Collateral

If, in any jurisdiction where the Ceding Company is authorized to do business, the Reinsurer

a.        is not authorized, admitted, approved, accredited, or

b.       has a change in its licensing, approval or accreditations, or

c.        has its authority to do business revoked by any regulatory authority;

or the Ceding Company is not permitted to take Reserve Credit on its statutory financial statement in any jurisdiction for all or a part of the reinsurance ceded to the Reinsurer, the Reinsurer shall take all reasonable actions in order to provide Reserve Credit and shall provide the Ceding Company with “Collateral” in the form of either

a.	clean, irrevocable unconditional and “evergreen” letter(s) of credit, or

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b.	assets in trust held under an agreement acceptable under applicable insurance laws and regulations, or
c.	other form of collateral agreeable to the Ceding Company, that will allow the Ceding Company to take Reserve Credit.

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

No later than December 1 of each year, the Ceding Company will notify the Reinsurer of the [_____] that the Reinsurer must provide the Ceding Company in the form of the agreed-upon Collateral by the final day of the year. The Reinsurer will bear the cost of the Collateral. If the Parties cannot agree upon the form of Collateral to use, the Collateral provided shall be [_____]. In addition, the Parties shall cooperate in good faith in connection with any such steps taken by the Reinsurer (including in connection with preparing and negotiating any amendment to this Agreement and/or creation of a trust agreement).

If a letter of credit is provided, the letter of credit will be issued by a bank which [_____].  The Designated Bank must be organized or licensed in the United States and must appear on the list of approved banks published by the Securities Valuation Office of the National Association of Insurance Commissioners.

“[_____]” is defined as the [_____].

Section 12.3 - Draw on Collateral

The Ceding Company or the Ceding Company’s successors in interest may draw upon the Collateral at any time, notwithstanding any other provisions of this Agreement, and the proceeds of any such draw shall be utilized by the Ceding Company or its successors in interest by operation of law, only for one or more of the following reasons:

To [_____] the Ceding Company for:

a.	the Reinsurer’s [_____];
b.	the Reinsurer’s [_____];
c.	[_____];
d.	to [_____] under this Agreement; and
e.	to [_____].

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The amounts drawn under any Collateral [_____]. The Designated Bank [_____].

ARTICLE 13: RETENTION LIMIT CHANGES

Section 13.1 – Retention Limit Changes

The Ceding Company may increase its limit of retention and may elect, subject to the provisions of this Article, to continue the reinsurance inforce under this Agreement without change, or to reduce all eligible reinsurance inforce under this Agreement as set forth below. The increased limit of retention shall be effective with respect to reinsurance which is placed in effect on or after the effective date of the increase subsequent to the Ceding Company providing written notice to the Reinsurer of such increase and of its election to either continue or reduce reinsurance on inforce business.

The retention limits of the Ceding Company as of the Effective Date of this Agreement are shown in Exhibit A – Retention Limits of the Ceding Company. If the Ceding Company changes its retention limits as shown in Exhibit A – Retention Limits of the Ceding Company, it will provide the Reinsurer with prompt written notice of the intended changes. A change to the Ceding Company’s retention limits will not affect Policies reinsured under this Agreement except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the Parties, an increase in the Ceding Company’s retention limit will not increase the Automatic Binding Limits.

Whenever the Ceding Company increases its maximum retention per life as set forth in Exhibit A – Retention Limits of the Ceding Company, the Ceding Company has [_____] and will notify the Reinsurer [_____] within [_____] days of the effective date of such increase. If the Ceding Company has maintained its maximum retention per life for the plan and the insured’s issue age, sex, and mortality classification, it may apply its increased retention limits to reduce the amount of reinsurance in force as follows:

a.	The reduction of reinsurance on affected Policies will become effective on the Policy anniversary date immediately following the later of the effective date specified in the notice [_____]; however, no reduction will be made until a Policy has been in force for at least [_____] years.
b.	If a Policy reinsured is [_____], all Policies reinsured that are eligible for [_____] under the provisions of this Article must be [_____] up to the Ceding Company’s new maximum retention limit in a consistent manner. The Ceding Company may not revoke [_____] for Policies becoming eligible at future anniversaries.
c.	For a Policy issued as a result of a conversion, the [_____] terms of this agreement will apply, and the duration period for the purpose of [_____] will be measured from the issue date of the original Policy.
d.	The amount of reinsurance [_____] is based on [_____].

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e.	The Reinsurer will not be liable for any reinsured Policies or portions of such reinsured Policies [_____] that the Ceding Company has overlooked. Any payments associated with overlooked Policies will be handled in accordance with the provision of Article 19 – Errors and Omissions.

If portions of a Policy reinsured under this Agreement have been reinsured with more than one Reinsurer, the Ceding Company must allocate the reduction in reinsurance so that the amount reinsured by each Reinsurer after the reduction is proportionately the same as if the new maximum retention per life had been in effect at the time of issue.

ARTICLE 14: [_____]

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

Section 14.1 – [_____]

The Ceding Company may [_____] any time on or after the [_____]. To [_____], the Ceding Company must provide written notice to the Reinsurer at least [_____]calendar days in advance stating [_____]. Once [_____]by the Ceding Company [_____]is made, all policies [_____]. There will be [_____]; however, the Ceding Company will [_____]. In no case shall the Ceding Company be [_____], which are [_____]. The Ceding Company may not [_____].

In addition to the provisions in Article 13 - Retention Limit Changes, the Ceding Company, at its option, may [_____]the reinsured policies and riders, [_____], in the following instances:

a.	[_____], or
b.	[_____], or
c.	[_____], or
d.	[_____].

ARTICLE 15: GENERAL PROVISIONS

Section 15.1 – Currency

All payments and reporting by the Parties shall be made in U.S. Dollars.

Section 15.2 – Premium Tax

The Reinsurer shall not reimburse the Ceding Company for any premium taxes.

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Section 15.3 – Minimum Cession

The Ceding Company will not cede a Policy to the Reinsurer unless the amount to be reinsured at issue exceeds the Minimum Initial Cession Amount.

Section 15.4 – Inspection of Records

Either Party, or its duly authorized representatives, will have the right to visit the offices of the other Party to inspect, examine, audit and verify all underwriting papers, claims, or administration files relating to business reinsured under this Agreement during regular business hours after giving reasonable prior notice. Each Party will cooperate with and facilitate any such inspection, and upon request, will make available such officers and employees as reasonably requested to provide information concerning the reinsured business and the records inspected.

All expenses of conducting the inspection will be the sole responsibility of the Reinsurer other than those expenses incidental to cooperating with the audit and producing the requested materials. The Parties will work together to reduce the costs of inspections to the fullest extent practicable. by making documents and other data available electronically and taking such other steps as may be required to enable the conduct of desk audits.

The Reinsurer’s right to inspect records includes access to records controlled or provided by third parties as it relates to business reinsured under this Agreement, including but not limited to third party claims and underwriting administrators. If the Ceding Company cannot secure direct access for the Reinsurer to audit a third party administrator, the Ceding Company will exercise its rights under its agreement with the third party administrator to facilitate such audit on behalf of the Reinsurer.

Section 15.5 - OFAC Compliance

The Parties represent that they are using, and shall use commercially reasonable efforts to continue to be, in compliance with all laws, regulations, judicial and administrative orders applicable to the Policies as they pertain to the sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as such laws may be amended from time to time (collectively the “Laws”). Neither Party shall be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

Should either Party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the Party who first becomes aware of the violation of the Laws shall notify the other Party, and the Parties shall cooperate in order to take all necessary corrective actions.

In the event that the Ceding Company’s payment of a claim on a Policy reinsured with the Reinsurer is prohibited by the Laws subsequent to the issuance of insurance, the proceeds payable by the Reinsurer to the Ceding Company shall be credited into an interest bearing account established on the books of a U.S. financial institution until such time as the Ceding Company is able to secure a general or specific license to pay such proceeds from OFAC or until such disposition of the proceeds is directed by OFAC.

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Section 15.6 – Governing Law

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

This Agreement will be governed by Massachusetts law and any disputes arising out of such Agreement which cannot be mutually resolved by the Parties will be resolved by arbitration.

Section 15.7 – Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Parties under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by illegal, invalid or unenforceable provisions or by its severance from this Agreement.

Section 15.8 – Assignment

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Ceding Company and the Reinsurer and their respective successors in interest.

The rights, duties and obligations of the Parties under this Agreement shall not be assigned, in whole or in part, except as otherwise provided herein, by either Party without the prior written consent of the other Party. Such consent shall not be unreasonably or arbitrarily withheld. Any assignment in violation of this Agreement shall be void and shall have no force and effect.

Section 15.9 - Waivers and Amendments

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to its benefit. Such a waiver must be in writing and must be executed by an executive officer of such Party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. The waiver of any Party of any breach of any provision of this Agreement or the failure of either Party at any time to enforce any right or remedy available to it under this Agreement, with respect to any breach or failure by the Party, shall not be considered to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. This Agreement may be modified or amended only by a writing duly executed by both Parties to be bound.

Section 15.10 - Expenses

The Ceding Company shall pay the expenses of all medical examinations, inspection fees, and other charges incurred in connection with the issuance of the insurance.

Section 15.11 - Experience Refunds

Reinsurance under this Agreement shall not be eligible for an experience refund.

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Section 15.12 - Headings

The headings to this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

Section 15.13 – Survival

All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purpose of this Agreement or to ascertain and enforce the Parties’ rights or obligations hereunder existing at the time of termination.

Section 15.14 – Setoff and Recoupment

Any undisputed mutual debts or credits, matured or unmatured, in favor of or against the Ceding Company, on the one hand, or the Reinsurer, on the other hand, with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off and/or recouped, and only the net balance shall be allowed or paid. This Section 15.14 will not be affected, modified or reconstrued due to the insolvency, liquidation, rehabilitation, conservatorship, receivership, supervision or any similar proceeding by or against any Party, and set off and recoupment hereunder shall be permitted and enforced to the maximum extent provided under applicable law.

ARTICLE 16: DAC TAX ELECTION

Section 16.1 – DAC Tax Election

The Ceding Company and the Reinsurer make an election (“DAC Tax Election”) pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended, and agree to the terms stipulated in Exhibit F – DAC Tax Schedule.

ARTICLE 17: GOOD FAITH

Section 17.1 – Good Faith

This Agreement is entered into in reliance on the utmost good faith of the Parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the Parties, their representatives, successors, and assigns.

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

Section 17.2 – Representations and Warranties

Each Party represents and warrants to the other Party that it is solvent on a statutory basis in all jurisdictions in which it does business or is licensed and that it is in compliance with all material applicable legislation and regulations of state and federal laws, including without limitation, those relating to solvency, reserves and capitalization applicable to the reinsured Policies.

Each Party will promptly notify the other if it is subsequently financially impaired.

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Section 17.3 – [_____]

The Ceding Company [_____].

The Ceding Company [_____].

ARTICLE 18: INSOLVENCY

Section 18.1 – Insolvency of the Ceding Company

In the event of the insolvency of the Ceding Company:

a.	all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer on the basis of the liability of the Ceding Company under each reinsured Policy, without diminution because of the insolvency of the Ceding Company, and such payments by the Reinsurer shall be made directly to the Ceding Company or its liquidator, receiver or statutory successor, except (i) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Ceding Company, or (ii) where the Reinsurer with the written consent of the contract-holder of such reinsured Policy has assumed the policy obligations of the Ceding Company as direct obligations of the Reinsurer to the payees under such reinsured Policy and in substitution for the Ceding Company’s obligation to the payees.
b.	The liquidator, receiver or statutory successor of the Ceding Company shall give the Reinsurer written notice of the pendency of a claim against the insolvent Ceding Company in connection with this Agreement or a reinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defenses which it deems available to the Ceding Company, its liquidator, receiver, rehabilitator or statutory successor.
c.	Any expense thus incurred by the Reinsurer pursuant to this Section 18.1 shall be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expense of its insolvency proceedings to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose defenses to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

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Section 18.2 – Insolvency of the Reinsurer

In the event of insolvency of the Reinsurer, the Ceding Company may, at its option, terminate reinsurance under this Agreement either in its entirety or for new business only as of the date concurrent with or subsequent to the event of insolvency. For such election to be effective, written notice must be provided to the Reinsurer by the Ceding Company and the Ceding Company may designate a termination effective date no earlier than the date of insolvency and no earlier than [_____] days before the date of notice. If the Ceding Company terminates the Agreement in its entirety [_____]. Written notice of such termination and the date shall be given to the Reinsurer by the Ceding Company. For the purpose of this Agreement, the Ceding Company or Reinsurer shall be considered insolvent when it:

a.	Applies for or consents to the appointment of a receiver, rehabilitator, trustee, or liquidator of its properties or assets; or
b.	Makes an assignment for the benefit of its creditors; or
c.	Is adjudicated as bankrupt or insolvent; or
d.	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors, or utilizes any bankruptcy, dissolution, liquidation, or similar law or statute; or
e.	Becomes the subject of an order to rehabilitate or to liquidate as defined by the insurance code of the jurisdiction of domicile of the Ceding Company or Reinsurer, as appropriate.

ARTICLE 19: ERRORS AND OMISSIONS

Section 19.1 – Errors and Omissions

It is expressly understood and agreed that if an oversight, misunderstanding, or error is made in the administration of this Agreement, or there is any failure to comply with any terms of this Agreement by either the Ceding Company or the Reinsurer that is shown to not be intentional on the part of either Party (“Errors and Omissions”), both the Ceding Company and the Reinsurer shall be restored to the positions they would have occupied had no such error or oversight occurred provided written notice of such Error or Omission is delivered to the other Party as soon as possible after its discovery. Should it not be possible to restore both Parties to such a position, the Ceding Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses. The

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

Parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the Parties as evidenced by the Agreement.

The Ceding Company and Reinsurer mutually agree that all errors will be identified and corrected in an equitable manner at the earliest possible date.

If either Party discovers that the Ceding Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, if the findings are significant, the Reinsurer may require the Ceding Company to use commercially reasonable efforts to audit its records for similar errors and to take commercially reasonable actions necessary to avoid similar errors in the future.

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The Section 19.1 [_____].

The Ceding Company [_____].

ARTICLE 20: ARBITRATION

Section 20.1 – Arbitration

If the Parties cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be arbitrated. To initiate arbitration, either Party shall notify the other Party by certified mail or overnight express mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The Party to which the notice is sent shall respond to the notification in writing within [_____] calendar days of its receipt.

Any interpretation of this Agreement shall consider life insurance and life reinsurance industry business practices and equity rather than only strict law.

Disagreements between the Ceding Company and the Reinsurer shall be submitted to three arbitrators who must be current or former executive officers of life insurance or life reinsurance companies (other than the Parties to this Agreement or their affiliates) with at least [_____] years of relevant experience in life insurance or life reinsurance; provided, that any Independent Arbitrator (as defined below) shall not have performed services for either Party or their affiliates within the previous [_____] years unless otherwise agreed upon by the Parties. The Reinsurer and the Ceding Company shall each appoint one arbitrator and the third shall be selected by these two arbitrators (the “Independent Arbitrator”), who shall be independent and impartial. In the event that either the Ceding Company or the Reinsurer should fail to choose an arbitrator within [_____] calendar days after the other has given notice of its arbitrator appointment, that Party may choose two arbitrators who shall, in turn, choose the Independent Arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of an Independent Arbitrator within [_____] calendar days following their appointment, each arbitrator shall nominate three candidates within [_____] calendar days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

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Issues shall be decided by a majority of the votes of the arbitrators and there can be no appeal from their written decision. Either Party may reduce the decision to judgment before any court of competent jurisdiction.

Except as dictated by the arbitration panel, each Party will bear the expense of its own attorneys, the arbitrator appointed by that Party, and all other expenses connected with the presentation of its own case. The two Parties will share equally in the cost of the Independent Arbitrator.

The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery.

The arbitration panel may, in its own discretion, award attorney’s fees, costs, expert witness fees and expenses, all as it deems appropriate to the prevailing Party. No such award or judgment will bear interest. In no event may the arbitrator(s) award punitive or exemplary damages.

This Section will survive the termination or rescission of this Agreement until the expiry of any relevant statute of limitations for claims concerning or arising out of this Agreement.

ARTICLE 21: CONFIDENTIALITY

Section 21.1 – Confidential Information

The Parties hereby covenants and agrees, on behalf of itself and its affiliates, that it and its affiliates will not disclose, give, sell or otherwise divulge any Confidential Information (defined below), except that each Party may disclose such Confidential Information or portions thereof (a) if legally compelled to do so, (b) to the extent necessary for the performance of its obligations under this Agreement, (c) to the extent necessary for the enforcement of its rights under this Agreement, (d) as required under any applicable law or (e) as necessary for tax, audit or financial reporting purposes.

For the purposes hereof, “Confidential Information” means all information of any kind concerning the other Party, any of its affiliates or of any of its or their respective policyholders, insureds or their beneficiaries, obtained directly or indirectly from the other Party or any of its affiliates or representatives in connection with the transactions contemplated by this Agreement except information

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

(i) ascertainable or obtained from public or published sources, (ii) received from a third party who is not known to the Party receiving such information to be under a legal obligation to keep such information confidential, (iii) that is or becomes known to the public (other than through a breach of this Agreement or any other confidentiality or non- disclosure obligation of either Party), (iv) that was in the receiving Party’s possession prior to disclosure thereof to the receiving Party and that was not subject to any obligation to keep such information confidential or (v) that is independently developed by the receiving Party or its affiliates without the use or benefit of any information that would otherwise be Confidential Information. Confidential Information includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances of the Parties and Company Information as defined in Exhibit I. Notwithstanding anything to the contrary set forth herein, the above exceptions shall not apply to Personal Information.

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ARTICLE 22: NOTICE

Section 22.1 – Notice

Any notice and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) the second business day when mailed by overnight express mail, (ii) on the day of transmission if sent by email and receipt is acknowledged or verified, or (iii) on the date of service if delivered in person to the Parties at the following addresses:

If to the Ceding Company:

Massachusetts Mutual Life Insurance Company 1295 State Street Springfield, MA 01111 Attention: Reinsurance Officer Cc: General Counsel

If to the Reinsurer
The Canada Life Assurance Company 1787 Sentry Parkway West, Suite 420 Blue Bell, PA 19422 Attention: Director, Life Reinsurance Treaties

Either Party may change the names or addresses where notice is given by providing notice to the other Party of such change in accordance with this Article.

ARTICLE 23: EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT

Section 23.1 – Effective Date of Agreement

This Agreement is effective beginning November 21, 2020 (the “Effective Date”).

Section 23.2 – Duration of Agreement

This Agreement is indefinite in duration except as otherwise provided under this Agreement.

Section 23.3 – Termination of Agreement

This Agreement may be terminated with respect to new reinsurance by either Party giving written notice to the other at least [_____] calendar days prior to the date such termination shall become effective (the “Termination Date”), except as otherwise specified in this Agreement.

The termination shall become effective on the date specified in the written notice, but not less than [_____] calendar days after written notice is given unless mutually agreed upon.

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The Ceding Company shall continue to submit, and the Reinsurer shall continue to accept business under the provisions of this Agreement, during the period between the date of written notice and the Termination Date.

The provisions of this Agreement shall continue to apply after the Termination Date to all reinsurance that is inforce under this Agreement on the Termination Date.

Either Party may terminate this Agreement immediately for the acceptance of new reinsurance if the other Party materially breaches this Agreement or becomes insolvent.

Upon termination of the Agreement for new business, the following coverages shall continue to be available on Policies inforce hereunder on the Termination Date, unless otherwise agreed upon in a subsequent writing by both Parties:

a.	Exercise of riders listed in Exhibit B - Plans Covered and Binding Limits.

 Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

b.	All changes, including increases (underwritten or non-underwritten as allowed under the Policy) available under Article 9 – Reduction, Termination and Changes and Article 10 – Changes of Plan.

ARTICLE 24: INFORMATION SECURITY

Section 24.1 – Information Security

The Parties hereto acknowledge that the Reinsurer and its affiliates may have access to Personal Information, as defined below, as is otherwise necessary for purposes of the reinsurance provided under this Agreement.

To the extent that any Personal Information is provided to the Reinsurer or its affiliates in connection with this Agreement, the Reinsurer agrees to, and agrees to cause its affiliates and instruct its and their representatives, retrocessionaires and service providers to, consistent with applicable legal and regulatory requirements, maintain the security, confidentiality, and integrity of Personal Information. The Reinsurer agrees that it will not transfer Personal Information to any third party, except as provided in this Agreement or as permitted or required by applicable law. The Reinsurer will obtain agreements from any third parties or reinsurers receiving Personal Information that requires the use of reasonable care, consistent with applicable legal and regulatory requirements, to maintain the security, confidentiality and integrity of Personal Information. Without limiting the foregoing, the Reinsurer shall comply with the privacy laws applicable to such Personal Information and protect the confidentiality and security of any Personal Information provided to it hereunder by:

a.	holding all Personal Information in strict confidence;
b.	maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Personal Information; and
c.	disclosing and using Personal Information received under this Agreement only for purposes of carrying out the Reinsurer’s obligations under this Agreement or as may be required by applicable law.

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To the extent the Reinsurer received any Personal Information in connection with this Agreement, except as otherwise permitted under this Agreement, the Reinsurer agrees to restrict access to Personal Information to those employees who need to know that information and represents that it has appropriate measures to establish a security program with respect to Personal Information which: (i) ensures the security and confidentiality of Personal Information, (ii) protects against any anticipated threats or hazards to the security or integrity of Personal Information, and (iii) protects against any unauthorized access to or use of Personal Information including access or use that could result in substantial harm or inconvenience to any of the Ceding Company’s consumers or customers.

The Reinsurer agrees that it shall as promptly as commercially reasonable (and in any event in accordance with applicable law) notify the Ceding Company when it becomes aware of a “Breach of Security”, defined below. In addition to such notification, no later than [_____] calendar days after detection (or later if legally acceptable but in no case more than [_____] calendar days) of such breach of security, the Reinsurer will also provide Ceding Company with a report summarizing all available information about the Breach of Security, which will include, at a minimum, the following: date, time, description, how the breach of security was detected, systems and/or data (including Personal Information) subject to unauthorized access and the other likely consequences of the Breach of Security, root cause, corrective action taken to date and any additional planned actions. The Reinsurer shall provide commercially reasonable support and assistance to the Ceding Company in investigating or responding to any Breach of Security. For purposes of this Agreement, “Breach of Security” means any unauthorized access to, use, loss or disclosure of Personal Information or Company Information as defined in Exhibit I, whether by internal or external source, and whether such information is in electronic, paper or any other format. The initial notice shall be communicated by phone using the following contact information, and the report will be delivered via overnight delivery to the following address:

If to the Company:
Chief Compliance Officer
Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
Telephone: 413-788-8411

The Reinsurer shall comply with the additional data security procedures set forth on Exhibit I.

“Personal Information” means personal data, including (a) any “nonpublic personal information” as such term is defined under the Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules and regulations issued thereunder, (b) any other personal information that (i) constitutes “Personal Information” under the CCPA (ii) is subject to applicable law related to data security and privacy or (iii) can specifically identify an individual, such as name, signature, address, social security number, telephone number or other unique identifier, together with any other information that relates to an individual who has been so identified in any format whether written, electronic or otherwise, (c) any information that can be used to authenticate an individual (including, passwords or PINs, biometric data, unique identification numbers, answer to security questions, or other personal identifiers) in any format whether written, electronic or otherwise, or (d) any personally identifiable medical, financial and other personal information, in each case, in any format whether written, electronic, or otherwise, about proposed, current and former applicants, policy owners, contract holders, insureds, claimants and beneficiaries of policies covered under this Agreement.

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Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

ARTICLE 25: ANTI-MONEY LAUNDERING

Section 25.1 – Anti-Money Laundering

The Reinsurer and Ceding Company have established and maintain Policies and procedures to comply with applicable laws and regulations relating to anti-money laundering and anti-terrorism financing activities including, without limitation, the U.S.A. Patriot Act, the lists promulgated or maintained by the United States Department of Treasury naming specially designated nationals or blocked persons, and any other laws, regulations, executive orders or similar actions that impose sanctions or prohibit or restrict transactions or relations with designated persons, entities, organizations or governments.

ARTICLE 26: MATERIAL CHANGES

Section 26.1 – Material Changes

The Ceding Company shall provide the Reinsurer with notice, the form of which is dictated by Article 22 - Notice, for the following changes that are considered “Material Changes” for the purposes of this Agreement as defined below:

a.	Insolvency or financial impairment of the Ceding Company.
b.	Change in Ceding Company’s Underwriting practices or guidelines.
c.	Change in Ceding Company’s ownership or control.
d.	Changes to reinsured products or riders

Material Changes for purposes of this article shall mean revised information that a prudent actuary would consider as reasonably likely to significantly negatively impact the Reinsurer’s risk to an extent that would reasonably require a change in the terms of the Agreement. This Agreement will not extend to Policies issued pursuant to a Material Change unless the Reinsurer has consented in writing to accept Policies subject to the Material Change. Should the Ceding Company engage in exceptional or uncustomary practices (not including practices currently in use at the time of the Agreement by the Ceding Company), it will inform the Reinsurer of such action and obtain its written consent before ceding any Policies issued under such exceptional or uncustomary practices to the Reinsurer under this Agreement.

In the case of any material variation of the foregoing, if the Reinsurer has not been notified, the Reinsurer reserves the right to negotiate a corresponding adjustment of the reinsurance terms and conditions for those risks impacted by the material changes which are reinsured hereunder.

ARTICLE 27: THE FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA)

Section 27.1 - FATCA

Both the Reinsurer and the Ceding Company agree to provide all information necessary to comply with the Foreign Account Tax Compliance Act (FATCA) consistent with Sections 1471 – 1474 of the US Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, as applicable, Forms W-9, Forms W-8BEN-E, any information necessary

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for the Parties to enter into an agreement described in Section 1471(b) of the US Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the US and any other jurisdictions relating to FATCA. This information shall be provided promptly upon reasonable request by either Party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.

Each Party to this Agreement agrees that, in the event any payment to the other Party is subject to tax withholding, the payor Party may deduct the withheld amount from the amount otherwise due to the payee Party and shall have no obligation to gross-up the payee Party for the withheld amount. If such withholding is made, the payor Party shall promptly provide a receipt to the payee Party of such withholding and will use commercially reasonable efforts to assist the payee Party in obtaining any refund permitted by law. If a Party believes it is required by law to withhold any amount in respect of taxes from a payment hereunder, it shall use commercially reasonable efforts to provide prior notice to the other Party of its intent to do so at least [_____] days prior to the date it believes such withholding is required by law. In that event, the Parties shall use commercially reasonable efforts to cooperate to restructure the transaction in a way that preserves the economics of the transaction and eliminates or reduces the required withholding.

[SIGNATURE PAGE TO FOLLOW]

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ARTICLE 28: EXECUTION

This Agreement may be signed in multiple counterparts, each of which when so executed and delivered will be an original, but such counterparts will together constitute one and the same instrument. The Parties agree that transmission of copies of original signatures as a “PDF” document attached to an email will constitute valid execution of this Agreement and that, in such instance, there will be no need to exchange “wet” signatures

IN WITNESS WHEREOF, the Parties hereto execute this Agreement in good faith:

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Chad Madore	Date:	12/23/2020 | 3:34 PM EST
Chad Madore
Head of Reinsurance Development and Management

THE CANADA LIFE ASSURANCE COMPANY, (operating through its U.S. Branch)

By:	/s/ Jean-Francois Poulin	Date:	12/23/2020 | 11:50 AM PST
Jean-Francois Poulin
EVP, Life Reinsurance

THE CANADA LIFE ASSURANCE COMPANY, (operating through its U.S. Branch)

By:	/s/ Michael Mulcahy	Date:	12/23/2020 | 11:58 AM PST
Michael Mulcahy
SVP, Life Reinsurance

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EXHIBIT A: Retention Limits of the Ceding Company

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EXHIBIT B: Plans Covered and Binding Limits

B.1       Plan, Riders and Benefits

a)	Issuing Companies: Policies issued by Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts, may be reinsured under this Agreement.
b)	Type of Business: Life insurance only. [_____].
c)	Plans of Insurance: [_____] Variable Life Insurance Policy and the following riders: [_____].

[_____]

[_____].

The Ceding Company [_____]:

1.	[_____]

The [_____].

2.	[_____]

From the Reinsurer’s perspective, [_____].

The [_____].

[_____]

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.

[_____].

The [_____].

[_____].

d)	Eligible Policies: [_____] Variable Life Insurance Policies and increases that are entered into the Ceding Company’s new business system on or after the Effective Date of this Agreement or those Policies issued as continuations of such Policies under the Agreement (including Policies [_____] the Effective Date of this Agreement).

e)	Basis of Reinsurance: The Reinsurer shall [_____].

f)       Issue Ages: [_____]

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B.2       Automatic Reinsurance Limits

Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

a)	Reinsurer’s Share:

Automatic Quota Share: [_____]%

Automatic Excess: [_____]%

b)	Ceding Company’s Retention:

Automatic Quota Share: The Ceding Company will retain [_____]% of the first $[_____] up to their maximum per life retention limit.

Automatic Excess: The Ceding Company retains [_____].

c)	Reinsurer’s Automatic Binding Limit:

Automatic Quota Share: Maximum $[_____]

Automatic Excess: Up to an additional $[_____]

The total of new reinsurance on a life (ultimate amount, including contractual increases) and the ultimate amount already reinsured on that life under this Agreement, and all other agreements between the Parties will not exceed $[_____].

d)	Automatic Issue Limit:

Automatic Quota Share:

Minimum Face Amount: $[_____]

Maximum Face Amount: $[_____]

Automatic Excess:

Minimum Face Amount: $[_____]

Maximum Face Amount: $[_____]

B.3       Jumbo Limit

“Jumbo Limit” means $[_____] of life insurance. If the Jumbo Exposure exceeds the Jumbo Limit it will not be eligible for automatic reinsurance, in accordance with Section 3.1.

“Jumbo Exposure” is defined as the [_____].

“Applied For” means a [_____].

“1035 Exchange” is defined as [_____].

The Ceding Company does [_____].

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Prior to issuing a Policy, the Ceding Company will [_____].

B.4       Minimum Initial Cession Amount

Minimum $[_____]

B.5       [_____]

The Parties agree [_____].

Examples of [_____]:

•	[_____].
•	[_____].
•	[_____].

Requests [_____]:

•	[_____]; or
•	[_____].

Regardless [_____].

The [_____].

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EXHIBIT C: Underwriting Guidelines

•	[_____]

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[_____]

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Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

EXHIBIT C-1: Foreign Guidelines

•	[_____]

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EXHIBIT D: Facultative Submission Form

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EXHIBIT E: Reinsurance Premiums and Allowances

E.1       Reinsurance Premium Calculation

[_____] = reinsurance premium

E.2       Reinsurance Premium Rates

Reinsurance premiums will be paid annually in advance, based on the annual reinsurance premiums for those policies crossing their anniversaries in the reporting month. First year premium rates are [_____]. For issue ages [_____], the premium rates per thousand of reinsurance amount at risk for Policy years [_____] shall be the [_____]. For issues ages [_____], the premium rates per thousand of reinsurance amount at risk for Policy years [_____] shall be the [_____].

Reinsurance premiums will be paid to the Reinsurer until death, Policy maturity/expiry, lapse or [_____], unless otherwise mutually agreed to in writing.

Reinsurance premium rates starting at [_____].

There is no additional reinsurance premium payable for reinsured riders, except to the extent that for any reinsured riders which increase the reinsured net amount at risk, such increases shall be paid for at the same point-in-scale premium rates as the base plan.

The Reinsurer provides facultative shopped capacity and excess capacity of up to $[_____].

E.3       Percentages

Percentages for Policy years [_____].

E.4       Policy Fees

No Policy fees shall be paid under this Agreement.

E.5       Age Basis

Age nearest birthday

E.6       Flat Extra Reinsurance Premium

Policies with permanent and temporary flat extra ratings will have reinsurance premiums that are [_____].

(1)	[_____];
(2)	[_____].

*Permanent flat extras will drop off the Policy after the later of 20 years or the insured’s attained age 65. If the insured’s underwriting classification changes to standard, then the flat extra would no longer

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apply, and the flat extra can be terminated prior to the greater of 20 years or age 65 in accordance with Section 9.3 – Risk Classification Changes.

 Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

E.7       Table Rated Risks

For life insurance on a risk classified as substandard which is assigned a table rating, the reinsurance premium rates [_____].

Substandard permanent ratings will drop off the Policy after the later of 20 years or the insured’s attained age 65. If the insured’s underwriting classification changes to one of the standard classes, then the rating would no longer apply, and the rating can be terminated prior to the greater of 20 years or age 65 in accordance with Section 9.3 – Risk Classification Changes.

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EXHIBIT F: DAC Tax Schedule

Treasury Regulation Section 1.848-2 (g) (8) Election. The Ceding Company and the Reinsurer hereby agree to the following pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the execution date of the Agreement and for all subsequent taxable years for which this Agreement remains in effect.

1.	The term “Party” shall refer to either the Ceding Company or the Reinsurer as appropriate.

2.	The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect December 1992.

3.	The Party with the net positive consideration (or gross premiums and other considerations as applicable) for this Agreement for each taxable year shall capitalize specified Policy acquisition expenses with respect to this Agreement without regard to the general deductions’ limitation of Section 848 (c) of the Internal Revenue Code of 1986, as amended.

4.	Both Parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.	The Ceding Company shall submit a schedule to the Reinsurer by [_____] of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company shall report such net consideration in its tax return for the preceding calendar year.

6.	The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within [_____] calendar days of the Reinsurer’s receipt of the Ceding Company’s calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer shall report the net consideration as determined by the Ceding Company in the Reinsurer’s tax return for the previous calendar year.

7.	If the Reinsurer contests the Ceding Company’s calculation of the net consideration, the Parties shall act in good faith to reach an agreement as to the correct amount within [_____] calendar days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on an amount of net consideration, each Party shall report such amount in their respective tax returns for the previous calendar year.

8.	The Parties shall list the Agreement on the DAC Tax Schedule of their Federal Income Tax Return for the year in which the Agreement becomes effective, thereby specifying that the joint election herein has been made for the Reinsurance Agreement of which this Schedule is a part.

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EXHIBIT G: Reporting Requirements

Reinsurance shall be self-administered by the Ceding Company. The Ceding Company shall maintain up-to-date records on business under the Agreement for reporting new issues, renewals, deaths, lapses and other adjustments on each reinsured Policy or rider and shall provide reports to the Reinsurer subsequent to the close of each reporting period. The reporting period shall be monthly. The reports shall consist of sufficient detail for the Reinsurer to determine its amount of risk on reinsured Policies and riders and to verify reinsurance premiums. Reports provided shall be the following:

Bordereau Detail Reports:

New business and change reports shall be provided to the Reinsurer on a bordereau basis and include the following items:

Policy Number	Joint Life Information
Name of the Insured	Policy Face Amount
Sex	Reinsurance Amount(s) Issued
Date of Birth	Retained Amount
Issue Age	Reinsurance Net Amount at Risk
Policy Date	Death Benefit Option
Policy Year	Reinsurance Premiums
Policy Duration	Reinsurance Commission or Allowances
Transaction Type*	Policy Fee
Transaction Effective Date	Premium Taxes Reimbursed
Table Rating	Cash Values Reimbursed
Flat Extra Amount and Duration	Dividends Reimbursed
Plan Name or Code	Net Amount due the Reinsurer or the Ceding Co.
Underwriting Classification

 Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

* Transaction codes may be used to identify Policy activity affecting reinsurance including new reinsurance issued, continuation of coverage, and Policy movements or changes such as:

Not Takens	Decrease in Amount
Surrender	Cancellation of Reinsurance
Lapse	Recapture
Reinstatement	Death
Conversion	Expiration
Exchange	Other Changes
Increase in Amount

Listings shall be provided separately for new issues, renewals, terminations, and other adjustments.

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Summary Reports

Summary reports shall be provided to the Reinsurer, which include appropriate subtotals and totals of premiums, commissions and allowances, and premium tax by reporting category and in total. Policy exhibit summaries shall also be provided to the Reinsurer showing the reinsured amounts at the beginning of the reporting period, any increases, decreases and terminations during the reporting period, and the reinsured amounts at the end of the reporting period.

Electronic Reporting

The Reinsurer may request receipt of reinsurance data from the Ceding Company via an electronic medium as shall be available to the Ceding Company. Monthly transaction data and inforce data is currently available via electronic data interchange.

Note:	The detail and summary reports and the electronic forms will be in either the standard TAI Reinsurance format or a modified TAI Reinsurance format. These formats shall be made available to the Reinsurer. Any changes to the format shall be communicated to the Reinsurer.

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EXHIBIT H: Special Net Risk Calculations

1.	For the Ceding Company’s Whole Life type plans, the net amount of risk shall be calculated as the [_____].

2.	For the Ceding Company’s [_____].

3.	The methods of calculating the net amount at risk described above may not be appropriate under a given plan of insurance. In such cases, the net amount at risk will be a method that is mutually agreeable to both Parties.

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EXHIBIT I: Information Security

The Reinsurer shall develop and employ administrative, technical, and physical access control procedures, restrictions and safeguards, including the appropriate use of multi-factor authentication for remote connections, to protect its computer and communication environment, including any Company Information stored thereon, against unauthorized access, use, alteration, or destruction. “Company Information” shall mean any data transferred to the Reinsurer by the Ceding Company in connection with this Agreement (including any Personal Information). The Reinsurer agrees that Company Information shall be deemed “Confidential Information” and shall be used by the Reinsurer only in connection with the reinsurance provided under this Agreement.

Without limiting any other obligations hereunder, Reinsurer represents and warrants to the Ceding Company that it has implemented and will maintain an information security program that includes reasonable and appropriate physical, technical and administrative measures to safeguard Personal Information, including but not limited to:

a.	Written information security policies and procedures;
b.	Industry standard access controls to limit access to Personal Information and systems containing Personal Information only to those who need such access to perform its obligations under this Agreement, including requiring the use of multi-factor authentication for any remote access to Personal Information or systems with access to Personal Information;
c.	User identification and password standards, including length and configuration attributes (character composition, expiration term, no sharing of accounts, separate privileged user accounts from non-privileged user accounts, etc.);
d.	Industry accepted methods of secure encryption of Personal Information in transit over public networks and of data storage and backups of Personal Information at rest;
e.	Maintaining regular data backup and recovery systems of Personal Information and any other data or systems;
f.	Secure logging of all access and changes to Personal Information;
g.	Regular vulnerability scans and a managed patch management process to redress any identified vulnerabilities; and
h.	Maintaining and updating all systems, hardware and software for which Reinsurer is responsible in the performance of its obligations under this Agreement such that they remain under support by the applicable manufacturer or provider.

To the extent the Reinsurer receives Personal Information from the Ceding Company, and with respect to the Personal Information subject to the CCPA, Reinsurer shall not (A) sell the Personal Information received in connection with this Agreement, (B) retain, use, or disclose the Personal Information for any purpose other than for the specific purpose of carrying out transactions under this Agreement, including that it shall not retain, use, or disclose Personal Information for a commercial purpose other than for the purpose

 Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

of carrying out the purposes of this Agreement, or (C) retain, use or disclose the applicable Personal Information outside of the direct business relationship between the Parties. By signing this Agreement, Reinsurer certifies that it understands and will comply with the restrictions and obligations under applicable law relating to Personal Information, including the restrictions and obligations in the previous sentence.  Without limiting any other obligations hereunder, Reinsurer agrees to comply with any amendments to the CCPA or future regulations promulgated under the CCPA as necessary for Ceding Company to receive the benefit of the limitations on liability given to: (1) businesses that disclose information for a business purpose pursuant to a written contract, as currently established under paragraph (w)(2) of Section 1798.140 of the CCPA, and (2) businesses that

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disclose information to a service provider, as currently established under Subsection (h) of Section 1798.145 of the CCPA.

The Reinsurer shall operate, monitor, review and continually improve a written information security management system (ISMS) in accordance with international standard ISO/IEC 27002:2013 framework, as same may be amended, supplemented or restated from time to time. The Reinsurer must also provide a third-party certification of compliance in accordance with international standard ISO/IEC 27002:2013 framework upon reasonable request by the Ceding Company. The Reinsurer shall implement, maintain, assess, monitor, and enforce compliance in all material respects with the Reinsurer’s ISMS.

The Reinsurer shall develop and employ disaster recovery and business continuity plans to ensure that the Reinsurer will continue to provide reinsurance as contemplated under this Agreement. The Reinsurer shall comply in all material respects with all federal and state laws and industry standards relating to privacy, the protection of personal information and data protection (including without limitation applicable security breach notification obligations).

The Reinsurer shall develop and employ administrative and technical procedures for the encryption of Company Information both in transit and at rest to the extent appropriate.

On an annual basis, the Reinsurer shall complete a questionnaire provided to the Reinsurer by the Ceding Company. The Reinsurer shall provide any additional technical, process, or security related information as reasonably requested by the Ceding Company. If the Ceding Company identifies any vulnerabilities after reviewing the questionnaire and any accompanying documents, the Reinsurer shall promptly take action to remediate those vulnerabilities within a mutually agreeable time frame. The Ceding Company shall treat such completed questionnaires as Reinsurer’s Confidential Information under this Agreement. The Reinsurer will (and will cause its subcontractors to) keep and maintain complete and correct books, records and documentation relating to the reinsurance provided under this Agreement.

The Reinsurer shall not transfer, store or process any Company Information in any location outside of the United States of America and Canada except as may otherwise be required for reporting to the Reinsurer’s retrocessionaires or by the Reinsurer’s group internal processes and procedures.

The Reinsurer will implement commercially reasonable industry standard personnel and administrative controls to mitigate security risks, including but not limited to: (a) background checks on the Reinsurer’s employees hired after July 1, 2006 with administrator access to the Reinsurer’s hosting platform; and (b) limiting access to the Reinsurer’s hosting platform to authorized individuals.

The Reinsurer shall not permit any subcontractor to access Company Information except for the uses otherwise provided in this Agreement, and the Reinsurer shall prohibit such subcontractors from using Company Information for any other purpose. The Reinsurer remains responsible for its subcontractors’ compliance with the obligations of the Reinsurer under this Agreement. The Reinsurer shall require any subcontractors to whom the Reinsurer transfers Company Information or permits access to the Reinsurer’s computer or communications environment, to enter into a written agreement with the Reinsurer requiring the subcontractor abide by terms no less protective than this Agreement for protection of the Company Information.

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The Reinsurer shall indemnify the Ceding Company for actual, direct damages or costs incurred by Ceding Company related to unauthorized access, disclosure or use of Company Information due to the Reinsurer’s violation of its information security obligations hereunder including (i) governmental fines and/or penalties imposed on the Ceding Company, (ii) costs of remedial actions required of Ceding Company by law, and (iii) costs commercially reasonably incurred by Ceding Company relating to required notice of data breach to affected customers of Ceding Company.

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ADDENDUM A: [_____]

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 Automatic Quota Share, Facultative and Automatic Excess YRT Reinsurance Agreement

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ADDENDUM B: Reinsurer Percentages

First year rates = [_____]%

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